UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2012

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

William P. Angrick, III, our Chairman and Chief Executive Officer, has entered into a written sales plan pursuant to the guidance specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Mr. Angrick’s sales plan is designed to provide enhanced asset diversification and liquidity and is a component of his overall tax and financial planning strategy.

Under Mr. Angrick’s sales plan, a broker-dealer is authorized to sell up to a specified number of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the terms and conditions of the sales plan, including minimum sale price thresholds, unless the plan is terminated earlier pursuant to its terms. The transactions under this plan are expected to occur between June 20, 2012 and March 31, 2013.  For Mr. Angrick’s sales plan, the minimum sale price thresholds are significantly above today’s closing price of the Company’s common stock.

Mr. Angrick’s sales plan calls for the sale of up to approximately 2.5 million Shares of the Shares he beneficially owns.  If the sale of all of the Shares proposed to be sold under his plan is completed, Mr. Angrick would continue to beneficially own approximately 3.6 million Shares (including options exercisable within 60 days).  Under Mr. Angrick’s plan, the maximum number of Shares that may be sold in a single trading day is 30,000 Shares. The sales plan previously entered into by Mr. Angrick, as announced in a Current Report on Form 8-K, dated March 17, 2010, has been terminated following the sale of all shares to be sold under that plan.

All sales under Mr. Angrick’s sales plans will be disclosed publicly as required through Form 144 and Form 4 filings with the Securities and Exchange Commission. Other Company executives and directors may also from time to time adopt 10b5-1 plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: June 15, 2012	By:	/s/ James E. Williams
Name: James E. Williams
Title: Vice President, General Counsel and Corporate Secretary